Exhibit 99.1

Contact Information:	FTD, Inc.
Lisa A. Witek
Investor Relations
(630) 719-6174
lwitek@ftdi.com

FOR IMMEDIATE RELEASE

FTD, Inc. Reports Fiscal 2004 Fourth Quarter Revenue Increase of 14%
Compared to Prior Fiscal Year’s Quarter

DOWNERS GROVE, IL. – Tuesday, August 10, 2004 – FTD, Inc., a leading provider of floral services and products, today announced full year and fourth quarter fiscal 2004 financial results. Due to the merger of the Company with an affiliate of Leonard Green & Partners, L.P., completed on February 24, 2004, year-end results are being reported in two separate periods, which have been combined for discussion purposes.

FOURTH QUARTER 2004 RESULTS

Revenues for fourth quarter of fiscal year 2004 grew 14% to $120.4 million, compared to $105.3 million for the fourth quarter of fiscal year 2003. Growth for the period was led by an increase in sales related to the Mother’s Day holiday.

Adjusted EBITDA for the fourth quarter of fiscal year 2004 was $16.1 million compared to $14.2 million in the same period of the prior fiscal year. This 13% increase was primarily related to an increase in revenues and the resulting gross profit.

A table reconciling GAAP basis net income (loss) to EBITDA and Adjusted EBITDA, along with an explanation and definition of Adjusted EBITDA, is included with the attached consolidated financial statements. In addition, a reconciliation of the pre- and post-merger periods is reflected on the face of the Company’s consolidated financial statements included with this press release.  The Company believes that the combined results for fiscal year 2004 are useful to compare to the operations and financial results of the FTD business in the prior year period.

Net income for the fourth quarter increased to $2.9 million from a net loss of $5.1 million in the same quarter of the prior fiscal year. This was largely due to an $11.0 million charge incurred in the prior fiscal year associated with the settlement of the consolidated shareholder class action litigation related to the Company’s 2002 merger with FTD.COM, including administrative costs, partially offset by an increase in interest expense in the current year period related to the

3113 Woodcreek Drive • Downers Grove, IL 60515

Main Phone: (630) 719- 7800 • www.FTDi.com

Company’s recently issued debt.  The Company also incurred $2.6 million in severance related costs in the current year period.

Consumer Business Segment

The Consumer Business segment is comprised of FTD.COM, a leading Internet and telephone marketer of flowers and specialty gifts, which sells products directly to consumers primarily through the 1-800-SEND-FTD toll-free telephone number and electronically to consumers through the www.FTD.COM Web site. The Consumer Business segment achieved revenues of $74.5 million in the fourth quarter of fiscal year 2004, compared to $64.6 million in the fourth quarter of fiscal year 2003, representing a 15% increase.  The primary factor leading this growth was strong Mother’s Day order volumes.

Florist Business Segment

The Florist Business segment primarily markets floral products and services, such as clearinghouse services, technology products and services and floral shop supplies, to FTD members and other retail locations offering floral products in the U.S. and Canada. The Florist Business segment achieved revenues of $45.9 million in the fourth quarter of fiscal year 2004, compared to $40.8 million in the fourth quarter of fiscal year 2003, representing an increase of 13%. Strength across nearly all of the Florist Business products lines contributed to growth for the quarter.

FULL YEAR 2004 RESULTS

Combined consolidated revenue for fiscal year 2004 was $397.1 million, representing an increase of 9%, compared to $363.3 million for fiscal year 2003. This revenue growth was led by a 14% increase in revenue in the Consumer Business.  Consolidated revenue for the period from July 1, 2003 through February 23, 2004 and for the period from February 24, 2004 through June 30, 2004 was $245.7 million and $151.4 million, respectively.

Combined Adjusted EBITDA for fiscal year 2004 was $51.5 million compared to Adjusted EBITDA of $48.5 million reported for fiscal year 2003. This 6% increase was primarily related to an increase in revenues and the resulting gross profit.

Combined consolidated net income for fiscal year 2004 was $0.6 million, compared to $9.3 million for fiscal year 2003. Net income for the current year was lower than the prior year primarily due to $23.8 million of expenses related to the merger transaction with Leonard Green & Partners, L.P. and $3.3 million of severance related costs, compared to an $11.0 million charge in the prior year, as previously discussed. Consolidated net loss for the period from July 1, 2003 through February 23, 2004 was $1.6 million and consolidated net income for the period from February 24, 2004 through June 30, 2004 was $2.2 million.

Balance Sheet and Other Highlights

The Company’s debt balance was $259.8 million as of June 30, 2004, down from $275.5 million as of March 31, 2004, primarily related to cash flows related to the Mother’s Day holiday.  Capital expenditures for the period July 1, 2003 through February 23, 2004 and the period from February 24, 2004 through June 30, 2004 were $4.1 million and $1.6 million, respectively.  Combined capital expenditures for fiscal year 2004 were $5.7 million.

President and CEO -  Michael J. Soenen

“We are very pleased with the current performance of the business.  Our Consumer Business continues to deliver consistent performance, while the Florist Business has begun to show the results of the investments we have made over the past 24 months.

“For the upcoming year, our goals remain the same.  Within our Consumer Business, we will continue to maximize order volume through relationships with new and existing partners. In addition, we will remain focused on building merchandising alliances, which allow us to expand our product offerings and attract more purchases from our customer base.

“Within our Florist Business, we will continue to proactively implement programs that help our florists to take advantage of the key trends within the marketplace.  These programs include our value-priced flower program, which allows for same-day delivery of flowers at lower price-points, our WebGifts program, which allows florists to sell the latest gift products online with no inventory risk, and our Mobile Floral Racks program, which allows florists to expand their businesses into new locations such as grocery stores, mass merchandisers and other retail locations.  Further, we have recently expanded our technology offerings to provide our florists with order tracking capabilities, e-mail marketing tools and other services that will further allow them to increase their revenues and decrease their costs.”

Conference Call

A conference call has been scheduled for August 10, 2004 at 10:00 a.m., EDT, to review the results for the fiscal year and fourth quarter ended June 30, 2004. To listen to the call over the Internet, go to www.FTDI.COM at least 15 minutes early to register, download and install any necessary audio software. To listen to the call by telephone, dial (800) 374-1504 (mention conference ID #9103278). A replay of the call will be available through August 24, 2004 through www.FTDI.COM or by dialing (800) 642-1687 (mention conference ID #9103278). The conference call contains time-sensitive information that is accurate only as of August 10, 2004, the date of the live broadcast. The call is the property of FTD, Inc. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of FTD, Inc. is strictly prohibited.

About FTD, Inc.

FTD, Inc., supported by its worldwide FTD brand, is a leading provider of floral services and products. FTD’s Florist Business primarily markets floral products and services to approximately 20,000 FTD members and other retail locations offering floral products in the U.S. and Canada and connects approximately 29,000 additional florists through affiliated or related organizations in 150 countries outside of North America. FTD’s Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number. Additional information about FTD, Inc., including investor relations, is available at its Web site, www.FTDI.com.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company’s outlook, anticipated revenue growth and profitability; the anticipated benefits of investments in new products, programs and offerings; and opportunities and trends within both the Consumer and Florist Business segments, including opportunities to expand these businesses and capitalize on growth opportunities or increase penetration of service offerings.  These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to acquire and retain FTD member florists and continued recognition by members of the value of the Company’s products and services; the acceptance by members of the new or modified service offerings recently introduced; the Company’s ability to sell additional products and services to member florists; the Company’s ability to expand existing marketing partnerships and secure new marketing partners within the Consumer Business segment; the success of the Company’s marketing campaigns; the ability to retain customers and increase average order value within the Consumer Business segment; the existence of failures in the Mercury Network or the Company’s Consumer Business segment systems; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; the Company’s ability to manage or reduce its level of expenses within both the Consumer and Florist Business segments; actual growth rates for the markets in which the Company competes compared with forecasted growth rates; the Company’s ability to increase capacity and introduce enhancements to its Web sites; and the Company’s ability to integrate additional partners or acquisitions, if any are identified.  These factors, along with other potential risks and uncertainties, are discussed in the Company’s reports and other documents filed with the Securities and Exchange Commission.

Financial statements follow…

FTD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended June 30,
	2004	2003
		(Predecessor)
Revenues:
Florist Business	$45,873	$40,774
Consumer Business	74,528	64,560
Total revenues	120,401	105,334

Costs of goods sold and services provided:
Florist Business	13,999	11,637
Consumer Business	56,292	48,013
Corporate	620	659
Total costs of goods sold and services provided	70,911	60,309

Gross profit:
Florist Business	31,874	29,137
Consumer Business	18,236	16,547
Corporate	(620)	(659)
Total gross profit	49,490	45,025

Advertising and selling:
Florist Business	14,621	13,147
Consumer Business	9,262	7,002
Total advertising and selling	23,883	20,149

General and administrative:
Florist Business	2,165	3,119
Consumer Business	4,550	4,199
Corporate	8,650	6,460
Total general and administrative	15,365	13,778

Operating income (loss) before corporate allocations:
Florist Business	15,088	12,871
Consumer Business	4,424	5,346
Corporate	(9,270)	(7,119)
Total operating income before corporate allocations	10,242	11,098

Corporate Allocations:
Florist Business	2,909	3,100
Consumer Business	695	785
Corporate	(3,604)	(3,885)
Total corporate allocations	—	—

Income from operations:
Florist Business	12,179	9,771
Consumer Business	3,729	4,561
Corporate	(5,666)	(3,234)
Total income from operations	10,242	11,098

Other income and expenses:
Interest income	(76)	(24)
Interest expense	5,406	199
Other expense, net	30	10,728

Total other income and expenses	5,360	10,903

Income before income tax	4,882	195

Income tax expense	1,987	5,310

Net income (loss)	$2,895	$(5,115)

FTD, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

		Predecessor
	Period from February 24, 2004	Period from July 1, 2003	Combined *	Predecessor
	through June 30, 2004	through February 23, 2004	Year Ended June 30, 2004	Year Ended June 30, 2003
Revenues:
Florist Business	$63,085	$117,172	$180,257	$172,385
Consumer Business	88,296	128,507	216,803	190,958
Total revenues	151,381	245,679	397,060	363,343

Costs of goods sold and services provided:
Florist Business	20,409	39,774	60,183	57,111
Consumer Business	66,682	96,609	163,291	144,286
Corporate	823	1,674	2,497	2,508
Total costs of goods sold and services provided	87,914	138,057	225,971	203,905

Gross profit:
Florist Business	42,676	77,398	120,074	115,274
Consumer Business	21,614	31,898	53,512	46,672
Corporate	(823)	(1,674)	(2,497)	(2,508)
Total gross profit	63,467	107,622	171,089	159,438

Advertising and selling:
Florist Business	19,344	36,426	55,770	52,196
Consumer Business	10,368	13,815	24,183	19,831
Total advertising and selling	29,712	50,241	79,953	72,027

General and administrative:
Florist Business	3,001	7,108	10,109	11,366
Consumer Business	5,812	9,918	15,730	13,883
Corporate	11,924	39,654	51,578	25,363
Total general and administrative	20,737	56,680	77,417	50,612

Operating income (loss) before corporate allocations:
Florist Business	20,331	33,864	54,195	51,712
Consumer Business	5,434	8,165	13,599	12,958
Corporate	(12,747)	(41,328)	(54,075)	(27,871)
Total operating income before corporate allocations	13,018	701	13,719	36,799

Corporate Allocations:
Florist Business	3,908	8,028	11,936	11,815
Consumer Business	937	1,880	2,817	3,136
Corporate	(4,845)	(9,908)	(14,753)	(14,951)
Total corporate allocations	—	—	—	—

Income from operations:
Florist Business	16,423	25,836	42,259	39,897
Consumer Business	4,497	6,285	10,782	9,822
Corporate	(7,902)	(31,420)	(39,322)	(12,920)
Total income from operations	13,018	701	13,719	36,799

Other income and expenses:
Interest income	(137)	(22)	(159)	(168)
Interest expense	9,365	532	9,897	1,577
Other expense (income), net	63	(1,105)	(1,042)	10,728

Total other income and expenses	9,291	(595)	8,696	12,137

Income before income tax	3,727	1,296	5,023	24,662

Income tax expense	1,535	2,898	4,433	15,373

Net income (loss)	$2,192	$(1,602)	$590	$9,289

*                 The period from February 24, 2004 through June 30, 2004 (Successor Company) and the period from July 1, 2003 through February 23, 2004 (Predecessor Company) have been combined for comparative purposes only and do not represent GAAP basis presentation.

FTD, INC.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2004 and June 30, 2003

(In thousands, except share amounts)

		Predecessor
	June 30, 2004	June 30, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$2,491	$1,921
Restricted cash	7,261	—
Accounts receivable, less allowance for doubtful accounts of $5,067 at June 30, 2004 and $5,284 at June 30, 2003	27,572	23,398
Inventories, net	9,392	8,668
Deferred income taxes	4,296	4,740
Prepaid expenses and other current assets	10,312	4,224
Total current assets	61,324	42,951

Property and equipment:
Land and improvements	1,380	1,600
Building and improvements	14,196	8,858
Mercury consoles	10	4,233
Furniture and equipment	4,761	19,131
Total	20,347	33,822
Less accumulated depreciation	1,136	20,648
Property and equipment, net	19,211	13,174

Other assets:
Other noncurrent assets, net	28,907	11,986
Customer list, less accumulated amortization of $834 at June 30, 2004 and $1,023 at June 30, 2003	11,673	3,653
Trademark, less accumulated amortization of $2,719 at June 30, 2003	121,577	12,281
Goodwill, less accumulated amortization of $17,286 at June 30, 2003	337,196	120,326
Total other assets	499,353	148,246
Total assets	$579,888	$204,371

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$40,784	$37,729
Customer deposits	5,441	6,095
Unearned income	2,059	1,664
Other accrued liabilities	23,744	19,655
Current maturities of long-term debt	850	—
Total current liabilities	72,878	65,143

Long-term debt	258,938	6,500
Post-retirement benefits and accrued pension obligations	2,717	4,858
Deferred income taxes	57,814	5,547

Stockholders’ equity:
Predecessor Company
Preferred stock: $0.01 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock:
Class A, $0.01 par value, 300,000,000 shares authorized; 15,516,800 shares issued at June 30, 2003	—	155
Class B convertible, $0.0005 par value, 20,000,000 shares authorized; 2,112,502 shares issued at June 30, 2003	—	1
Successor Company
Common stock: $0.01 par value, 1,000 shares authorized; 100 shares issued and outstanding	—	—
Paid-in capital	185,390	148,840
Retained earnings (accumulated deficit)	2,192	(7,086)
Accumulated other comprehensive loss	(41)	(621)
Unamortized restricted stock	—	(250)
Treasury stock at cost (Predecessor Company), 438,196 shares of Class A and 801,250 shares of Class B convertible as of June 30, 2003	—	(18,716)
Total stockholders’ equity	187,541	122,323
Total liabilities and stockholders’ equity	$579,888	$204,371

FTD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended June 30, 2004 and 2003

(In thousands)

		Predecessor
	Period from	Period from	Combined *	Predecessor
	February 24, 2004 through June 30, 2004	July 1, 2003 through February 23, 2004	For the year ended June 30, 2004	For the year ended June 30, 2003

Cash flows from operating activities:
Net income (loss)	$2,192	$(1,602)	$590	$9,289
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,738	5,377	9,115	7,898
Deferred compensation expense	—	51	51	1,572
Amortization and write off of deferred financing costs	440	600	1,040	263
Provision for doubtful accounts	1,132	2,103	3,235	3,420
Deferred income taxes	442	(518)	(76)	3,722
Increase (decrease) in cash due to change in assets and liabilities, net of acquisitions:
Restricted cash	(7,261)	—	(7,261)	1,400
Accounts receivable	1,049	(10,728)	(9,679)	(1,943)
Inventories	565	(1,289)	(724)	720
Prepaid expenses and other	2,313	(6,168)	(3,855)	544
Other noncurrent assets	22	123	145	106
Accounts payable	(18,059)	21,213	3,154	(5,487)
Other accrued liabilities, unearned income, and customer deposits	6,985	(131)	6,854	8,896

Net cash provided by (used in) operating activities	(6,442)	9,031	2,589	30,400

Cash flows from investing activities:
Merger with Nectar Merger Corporation	(423,383)	—	(423,383)	—
Acquisitions	—	—	—	(12,426)
Expenditures related to the 2002 Merger	—	—	—	(2,504)
Capital expenditures	(1,579)	(4,169)	(5,748)	(4,528)
Decrease in officer notes receivable	—	—	—	248

Net cash used in investing activities	(424,962)	(4,169)	(429,131)	(19,210)

Cash flows from financing activities:
Net proceeds from (repayments of) revolving credit facility	—	(6,500)	(6,500)	(40,500)
Proceeds from the issuance of long-term debt	260,000	—	260,000	—
Repayments of long-term debt	(212)	—	(212)	—
Deferred financing costs	(10,659)	—	(10,659)	(224)
Capital contribution	184,454	—	184,454	—
Issuance of treasury stock	—	32	32	247
Repurchase of treasury stock	—	—	—	(5,463)

Net cash provided by (used in) financing activities	433,583	(6,468)	427,115	(45,940)

Effect of foreign exchange rate changes on cash	(41)	38	(3)	261

Net increase (decrease) in cash and cash equivalents	2,138	(1,568)	570	(34,489)

Cash and cash equivalents at beginning of period	353	1,921	1,921	36,410

Cash and cash equivalents at end of period	$2,491	$353	$2,491	$1,921

*  The peiod from February 24, 2004 through June 30, 2004 (Successor Company) and the period from July 1, 2003 through February 23, 2004 (Predecessor Company) have been combined for comparative purposes only and do not represent GAAP basis presentation.

FTD, INC.

NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In thousands)

Reconcilation of certain financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”) to those presented on the basis of methodologies other than in accordance with GAAP (“non-GAAP”).

The Company believes EBITDA and Adjusted EBITDA are useful performance measures and provide a useful supplemental comparison of the Company’s operations and financial results.  The Company defines Adjusted EBITDA as EBITDA plus (i) expenses (minus gains) that management does not consider reflective of the Company’s ongoing operations and (ii) management fees, because these fees are excluded in measuring the Company’s performance under the management compensation plan, the Company’s new senior credit agreement and the indenture governing the Company’s new senior subordinated notes (the “Notes”).  The Company defines EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization.  EBITDA and Adjusted EBITDA are calculated as follows for the periods presented:

	Period from February 24, 2004 through June 30, 2004	Period from July 1, 2003 through February 23, 2004	Combined Year Ended June 30, 2004		Year Ended June 30, 2003
Net income (loss), as reported (GAAP basis)	$2,192	$(1,602)	$590		$9,289
plus: Interest expense, net	9,228	510	9,738		1,409
plus: Depreciation and amortization	3,738	5,377	9,115		7,898
plus: Income tax expense (benefit)	1,535	2,898	4,433		15,373
EBITDA	16,693	7,183	23,876		33,969

plus: Adjustments not expected to reoccur	3,327	22,310	25,637	(1)	11,000	(2)
plus: Deferred compensation	—	51	51	(3)	1,572	(3)
plus: Management fees	667	1,300	1,967	(4)	2,000	(4)
Adjusted EBITDA	$20,687	$30,844	$51,531		$48,541

	Quarter Ended June 30, 2004		Quarter Ended June 30, 2003
Net Income (loss), as reported (GAAP basis)	$2,895		$(5,115)
plus: Interest expense, net	5,330		175
plus: Depreciation and amortization	2,781		2,083
plus: Income tax expense (benefit)	1,987		5,310
EBITDA	12,993		2,453

plus: Adjustments not expected to reoccur	2,645	(1)	11,000	(2)
plus: Deferred compensation	—		287	(3)
plus: Management fees	500	(4)	500	(4)
Adjusted EBITDA	$16,138		$14,240

(1)          During fiscal year 2004, the Company recorded the following, which management does not consider reflective of the Company’s ongoing operations:

• In the second quarter of fiscal year 2004, FTD, Inc. recorded as a component of other expense (income), net, a gain of $1.5 million related to the receipt of insurance proceeds related to the consolidated shareholder class action litigation associated with the Company’s fiscal 2002 merger with FTD.COM.

• In the second and third quarters of fiscal year 2004, FTD, Inc. recorded a total of $23.4 million as a component of Corporate general and administrative expense related to the transaction with Leonard Green & Partners, L.P. (the “LGP Transaction”).  In addition, in the third quarter of fiscal year 2004, FTD, Inc. recorded as a component of other expense (income), net, $0.4 million related to the write-off of unamortized deferred financing fees on then-existing debt.  In the fourth quarter of fiscal year 2004, FTD, Inc. recorded $23,000 as an offset to Corporate general and administrative expense, related to the LGP Transaction.

• In the third and fourth quarters of fiscal year 2004, FTD, Inc. recorded $0.7 million and $2.6 million, respectively, as a component of Corporate general and administrative expense for severance related costs in connection with the departure of the Company’s former Chief Executive Officer, Chief Financial Officer and Executive Vice President of Specialty Wholesaling.

(2)          In the fourth quarter of fiscal year 2003, FTD, Inc. recorded as a component of other expense (income), net, a charge of $11.0 million related to the recording of a liability associated with the settlement of the consolidated shareholder class action litigation related to the Company’s fiscal 2002 merger with FTD.COM, including administrative costs.

(3)          FTD, Inc. recorded expense related to the restricted stock grants under a plan that was terminated in conjunction with the LGP Transaction.

(4)          Management fees have historically been paid on an annual basis.  However, under the Company’s new management services agreement with Leonard Green Partners, L.P., in the event of a payment default under the Company’s new senior credit agreement or the indenture governing the Notes, or a bankruptcy, liquidation or winding-up of FTD, the payment of all accrued and unpaid management fees will be subordinated to the prior payment in full of all amounts due and owing under our new senior credit facility and the indenture governing the Notes.  In addition, payment of the management fees on any monthly payment date is contingent upon the Company having had Consolidated EBITDA (as defined in the indenture governing the Notes) equal or greater than $46.75 million for any consecutive twelve-month period ended not more than twelve months prior to that payment date.  In the event that any portion of the management fee is not so paid, such amount will accrue and become due and payable in the next month in which payment is permitted.

Non-GAAP Discussion

All of the adjustments made in our calculation of Adjusted EBITDA, as described above, are adjustments that would be made in calculating our performance for purposes of coverage ratios under our new senior credit facility and the indenture, and our management compensation plan bases incentive compensation payments in significant part on our performance measured using Adjusted EBITDA as presented above.  Measures similar to Adjusted EBITDA are also widely used by us and others in our industry to evaluate and price potential acquisition candidates.  We believe EBITDA and Adjusted EBITDA facilitate operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).  We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of high yeild issuers, many of which present EBITDA and/or Adjusted EBITDA when reporting their results.

In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses similar to the adjustments described below.  Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine or non-recurring items.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP.  Some of these limitations are:

• they do not reflect our cash expenditures for capital expenditures or contractual commitments;

• they do not reflect changes in, or cash requirements for, our working capital requirements;

• they do not reflect our significant interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

• although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements or the related expenses;

• Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

• other companies, including other companies in our industry, may calculate these measures differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce our indebtedness.  We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.  For more information, see our consolidated financial statements as filed with the Securities and Exchange Commission.